Exhibit 11


                          GENERAL MILLS, INC.
                   COMPUTATION OF EARNINGS PER SHARE
                  (In Millions, Except per Share Data)

                                    Thirteen Weeks Ended      Twenty-Six Weeks Ended
                                  November 29, November 23,   November 29, November 23,
                                     1998       1997              1998       1997
                                  ---------   --------        ---------   --------

Net Earnings                         $143.6     $ 64.6          $288.6     $198.9
                                     ======     ======          ======     ======


Average Number of Common Shares -
  Basic EPS (a)                       152.9      158.2           153.5      158.9

Incremental Share Effect from:

  -Stock options (b)                    3.8        4.0             3.5        4.0

  -Restricted stock, stock rights
    and puts                             .-         .1              .1         .1
                                     ------     ------           -----      -----

Average Number of Common Shares -
  Diluted EPS                         156.7      162.3           157.1      163.0
                                     ======     ======           -----     ======

Earnings per Share - Basic           $  .94     $  .41          $ 1.88     $ 1.25
                                     ======     ======          ======     ======

Earnings per Share - Assuming
     Dilution                        $  .92     $  .40          $ 1.84     $ 1.22
                                     ======     ======          ======     ======


Notes to Exhibit 11:

(a) Computed as the weighted average of net shares outstanding on stock-exchange trading days.

(b) Incremental shares from stock options are computed by the "treasury stock" method. This method first determines the number of shares issuable under stock options that had an option price below the average market price for the period, and then deducts the number of shares that could have been repurchased with the proceeds of options exercised.

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